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                                                                  EXHIBIT 99(a)



                   [DORAL FINANCIAL CORPORATION LETTERHEAD]
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FOR IMMEDIATE RELEASE:                          DORAL FINANCIAL CORPORATION

                                     Contact:   Salomon Levis
                                                Chairman & CEO

                                                Richard F. Bonini
                                                Senior Executive Vice President
                                                  and Secretary


                                     Telephone: (212) 508-0343



                     DORAL BANK COMPLETES BANK CONVERSION

        San Juan, Puerto Rico, October 1, 1997 -- Doral Financial Corporation (NASDAQ:DORL), formerly First Financial Caribbean Corporation, a diversified financial services company, announced it had received the final regulatory approval of the conversion of Doral Federal Savings to a commercial bank.

        The conversion, which will become effective, October 1, 1997, has been approved by the Federal Reserve Bank of New York and the Commissioner of Financial Institutions of Puerto Rico.

        The $340 million-asset bank will operate under the name Doral Bank. The conversion will allow it greater flexibility in the types of products it can offer, primarily commercial and consumer loans and will permit the bank to operate more effectively for income tax purposes in Puerto Rico. Doral Bank operates five retail banking branches in Puerto Rico and engages primarily in the origination of residential mortgage loans and diversified savings products.

        The conversion is a part of our company's strategic plan to increase the size and market share of Doral Bank", said Salomon Levis, Chairman and CEO of both the bank and Doral Financial. "For now, Doral Bank will continue operating and growing in Puerto Rico, where there

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are opportunities for growth.  We are also open to opportunities in the
States." There are plans to open several more branches in Puerto Rico in the near future.

        Doral Bank is the fastest growing banking institution in Puerto Rico, having increased its asset base from just over $10 million in September 1993, when it was acquired by Doral Financial to $340 million today.

        Doral Financial Corporation is a diversified consumer finance company with assets of $1.3 billion. Doral Financial Corporation, through its HF Mortgage Bankers Division, Doral Mortgage Corporation and Centro Hipotecario, is the leading mortgage banker in Puerto Rico. The Company, with 25 retail lending offices throughout Puerto Rico and two offices in Florida, engages in the origination, sale and servicing of mortgage loans. The Company also operates Doral Bank, a commercial bank with five branches and Doral Securities a NASD licensed broker dealer.